Exhibit 99.1

FOR IMMEDIATE RELEASE

iSatori Reports 19% Increase in Gross Product Sales for Nine Months Ended, as a Result of Third Quarter 2014 Financial Results

Gross revenue for the nine months ended September 30, 2014, are up 19% over the same period 2013. However, as a result of non-recurring items, total revenue net of returns, discounts, and advertising promotions decreased 25% for the third quarter year over year. The decline was caused by one-time events, along with a temporary slowdown in the weight-loss sector, partially offset by 305% growth in the Company’s Bio-Gro™ product over the same period in the prior year.

GOLDEN, CO--(MarketWired – November 10, 2014) - iSatori, Inc. (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles under the iSatori (www.isatori.com), BioGenetic Laboratories (www.BioGeneticLabs.com), Eat-Smart® (www.eatsmatmrp.com), and Energize (www.TryEnergize.com) brands, today announced its third quarter results. A complete report of the Company's (GAAP) financial results for the third quarter ended September 30, 2014, will be available today via its quarterly report filed with the Securities and Exchange Commission on Form 10-Q.

Highlights from the third quarter of 2014 were:

•

The number of independent retail outlets for the iSatori brand increased from 448 to 628, a 40% increase in only three months. Note that these numbers do not include national corporate accounts. Including national accounts, the Company’s products are sold in nearly 4,000 specialty retail outlets.

•

Energize, the sustained release energy pill, has grown its retail presence by being added to distribution in all Meijer mass market stores. In addition, the product had been in a limited number of Rite-Aid stores, but Rite-Aid recently committed to expanding its distribution of Energize to a full-store nationwide rollout. This new distribution will bring the total distribution for the Energize product up to 11,910 mass market retail outlets.

•

The intellectual property related to Bio-Gro™ “bioactive peptides,” the Company’s top selling, muscle-building supplement, has been secured. Thus, the Company is now in a position to unlock the full value of this proprietary product. Bio-Gro™ continues to experience rapid growth with a 305% increase in third quarter over the same period in the prior year.

•

The Company renewed and expanded its line of credit with Colorado Business Bank, West of Denver, Colorado, from the prior amount of $1.500 million to $2.000 million. Other terms of the former credit agreement were the same as those of the renewed and expanded agreement described above.

Third Quarter 2014 Comparative Results

Gross product revenues, prior to returns, discounts, and trade promotions, decreased $326 thousand or 10% to $2.883 million for the three months ended September 30, 2014, compared to $3.209 million for the same period in the prior year. Consolidated product revenues (net of returns, discounts, and trade promotions) decreased $682 thousand or 25% to $2.043 million for the three months ended September 30, 2014, compared to $2.725 million for the same period in 2013.

Operating expenses (including general selling, marketing, salaries, administration, and depreciation) decreased $726 thousand or 32% to $1.541 million for the three months ended September 30, 2014, compared to $2.267 million for the same period in the prior year. As a result of the foregoing, net loss was improved by 7% to $609 thousand for the three months ended September 30, 2014, compared to net loss of $655 thousand for the same period in 2013.

The decline in third quarter net revenue was due to three non-recurring issues. First, the Company experienced nearly $300,000 of product returns related to the less-than-expected impact of the product promotional book, Diets Suck! The revenue related to that product may have been lost in the third quarter, but it is not expected to be lost permanently, and the Company expects to profitably sell off the inventory over time with a plan in place to sell that product through other channels. Second, the Company brought on six new outside sales representatives to build up its sales force. The cost related to those new additional sales representatives was borne in the third quarter, but the benefit will be seen in the fourth quarter of 2014 and into 2015. The progress being made by the new sales reps is already evident in the fact that they have increased substantially the number of retail outlets where iSatori’s products will be sold as well as increased the velocity of the products in current retail outlets within their territories. Lastly, Dr. Oz testified before Congress in July, and the negative feedback from his testimony slowed down third quarter sales of dietary supplements for the entire industry, but especially those centered on weight loss. Subsequently, heavier than normal promotional trade allowances were used to stabilize sales during the quarter, and as of the first part of October, the Company's retail data indicates sales of weight-loss dietary supplements are beginning to grow again.

Nine Months ended September 30, 2014 Comparative Results

Gross product revenues, prior to returns, discounts, and trade promotions, increased $1.678 million or 19% to $10.340 million for the nine months ended September 30, 2014, compared to $8.662 million for the same period in the prior year. Consolidated product revenues (net of returns, discounts, and advertising trade promotions) increased $970 thousand or 14% to $8.139 million for the nine months ended September 30, 2014, compared to $7.169 million for the same period in 2013.

Operating expenses (including general selling, marketing, salaries, administration, and depreciation) decreased $242 thousand or 5% to $4.603 million for the three months ended September 30, 2014, compared to $4.845 million for the same period in the prior year. As a result of the foregoing, income before income taxes was an improvement of 118% to $161 thousand for the nine months ended September 30, 2014, compared to a loss of $896 thousand for the same period in 2013.

The Company balance sheet remains strong, as cash and cash equivalents, consisting primarily of deposits with financial institutions, was $1.154 million at September 30, 2014, compared with $823 thousand at December 31, 2013.

Commentary

“We believe that while our third quarter was challenging, it still reflects that our company is becoming operationally stronger and underpins the command of our business and execution of our strategic growth strategies,” commented Stephen Adele, Founder and Chief Executive Officer of IFIT. "We are confident that the issues we encountered were one-time occurrences and not systemic to our business. We remain very excited about our opportunities for the remainder of the year and beyond. We are on track to launch our new products during the fourth quarter this year and into first quarter of 2015, which will help to maximize the IP surrounding our category-defining, Bio-Gro ‘bio-active peptides’ and represents a compelling growth opportunity for us to expand into the largest supplement sectors in our industry. We are also encouraged by the early success of our new outside sales representatives, put into place in the third quarter, and look forward to reaping the benefits of their continued good work as we expand their presence throughout the U.S. Additionally, we look to capitalize on additional distribution opportunities for our products in the coming quarters as we expand our store footprint even further. Thus, even though the third quarter was disappointing, we remain on track to achieve our long-term goals.”

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at http://www.isatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company's future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company's products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors. Please see our Risk Factor disclosures included in our Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on April 30, 2013, and in subsequent filings with the Securities and Exchange Commission. All future written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Contacts

iSatori, Inc.

Michael Wileman

CFO

(303) 215-9174

pr@isatori.com

iSatori, Inc

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,153,865	$822,876
Accounts receivable
Trade, net of allowance for doubtful accounts	1,893,580	2,398,178
Inventories	2,646,307	1,985,764
Income tax receivable	-	102,452
Note receivables - current portion	3,814	11,013
Assets held for sale	42,311	108,228
Deferred tax asset, net	9,156	53,081
Prepaid expenses	245,265	222,466
Total current assets	5,994,298	5,704,058

Property and equipment, net of accumulated depreciation	147,781	173,636

Note receivable – net of current portion	81,714	81,714

Other assets:
Deferred tax asset, net	170,912	147,941
Deposits and other assets	43,120	61,167
Total other assets	214,032	209,108

Total assets	$6,437,825	$6,168,516

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$1,288,277	$1,248,490
Accrued expenses	237,608	187,608
Deferred revenues	210,002	292,215
Line of credit	1,620,519	1,220,655
Notes payable	16,925	20,464
Total current liabilities	3,373,331	2,969,432

Long-term liabilities:
Derivative liability	226,445	471,015

Commitments and contingencies (Notes 1, 2, 5 and 6)

Stockholders' Equity:
Convertible preferred stock, $0.01 par value, 750,000 shares authorized; 22,500 shares issued and outstanding ($450,000 of liquidation value)	225	225
Common stock, $0.01 par value, 56,250,000 shares authorized; 12,896,852 shares issued and outstanding	128,969	128,797
Additional paid-in capital	4,778,079	4,731,535
Accumulated deficit	(2,069,224)	(2,132,488)
Total stockholders’ equity	2,838,049	2,728,069

Total liabilities and stockholders' equity	$6,437,825	$6,168,516

iSatori, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended		Nine Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenues:
Product revenue (Net of returns and discounts)	$2,042,642	$2,724,711	$8,139,382	$7,169,142
Royalty revenue	22,778	25,237	85,905	91,761
Other revenue	10,366	9,391	30,133	34,732
Total revenue	2,075,786	2,759,339	8,255,420	7,295,635

Cost of sales	1,157,590	1,136,350	3,707,632	3,138,916
Gross profit	918,196	1,622,989	4,547,788	4,156,719

Operating Expenses:
Selling and marketing	606,464	1,244,907	1,866,566	1,856,106
Salaries and labor related expenses	629,661	577,302	1,878,042	1,622,635
Administration	285,787	425,683	799,540	1,294,841
Depreciation and amortization	19,583	18,916	58,727	71,271
Total operating expenses	1,541,495	2,266,808	4,602,875	4,844,853

Income (loss) from operations	(623,299)	(643,819)	(55,087)	(688,134)

Other income (expense)	59,694	80,724	294,536	(121,153)
Financing expense	(14,671)	(7,889)	(45,498)	(63,223)
Interest expense	(12,653)	(10,615)	(33,338)	(23,200)

Income (loss) before income taxes	(590,929)	(581,599)	160,613	(895,710)

Income tax benefit (expense)	(18,144)	(73,608)	(97,349)	110,606

Net income (loss)	$(609,073)	$(655,207)	$63,264	$(785,104)

Net income (loss) per common share
Basic	$(0.05)	$(0.05)	$-	$(0.06)
Diluted	$(0.05)	$(0.05)	$-	$(0.06)

Weighted average shares outstanding:
Basic	12,892,515	12,878,216	12,886,216	12,730,371
Diluted	12,892,515	12,878,216	13,703,364	12,730,371